EXHIBIT 99.1

Callon Petroleum Company Announces Strategic Divestiture of Gulf of Mexico Position

Natchez, MS (October 17, 2013) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced its subsidiary, Callon Petroleum Operating Company, has entered into an agreement with W&T Offshore, Inc. to sell its interests in the Medusa field and Medusa Spar, LLC, and substantially all of its Gulf of Mexico shelf assets, for total cash consideration of $100 million. The effective date of the transaction will be July 1, 2013, and is expected to close on or before November 30, 2013, subject to customary closing conditions.

Details of the Gulf of Mexico divestiture are as follows:

•
15% working interest in the Medusa field (Mississippi Canyon blocks 582 and 538), with average net daily production of approximately 1,050 barrels of oil equivalent (88% oil) for the month of September 2013

•	10% membership interest in Medusa Spar LLC which owns a 75% interest in the Medusa field’s production facilities

•
Interests in 10 non-operated Gulf of Mexico shelf fields, with average net daily production of approximately 5.1 million cubic feet of natural gas equivalent (98% natural gas) for the month of September 2013

•	Total net proved reserves of 4.4 million barrels of oil equivalent (41% proved developed producing) as presented in Callon’s most recent Form 10-K as of December 31, 2012

•	Transfer of an estimated $13 million of undiscounted net plugging and abandonment liabilities

Fred Callon, Chairman and Chief Executive Officer, commented, “This transaction marks the successful completion of our transition to an onshore company and emergence as a pure-play Permian operator. Based on our current drilling plans, we forecast the Company will exit 2013 producing 3,500 barrels of oil equivalent from our Permian Basin position, with a solid balance sheet to pursue acquisitions and further accelerate drilling activity.”

Jefferies LLC acted as financial advisor to Callon.

This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding reserves, production and the completion of asset sales, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the top of the homepage.

For further information contact
Joe Gatto, 1-800-451-1294